Exhibit 99.1

Sonnet BioTherapeutics, Inc. Announces $888 Million Business Combination to Launch a

HYPE Cryptocurrency Treasury Reserve Strategy

Combined company expected to become largest U.S.-based publicly listed company to hold HYPE in its treasury

PRINCETON, NJ, July 14, 2025 — Sonnet BioTherapeutics, Inc., (NASDAQ: SONN) (“Sonnet” or the “Company”) today announced that it has entered into a definitive agreement (the “Business Combination Agreement”, or the “BCA”) for a business combination (the “Business Combination”) with Rorschach I LLC (“Rorschach”), a newly-formed entity formed by an entity affiliated with Atlas Merchant Capital LLC (“Atlas”), an affiliate of Paradigm Operations LP (“Paradigm”), and additional sponsors (all together, the “Sponsors”), to transform its business by building a reserve of HYPE, the token of the Hyperliquid Layer-1 blockchain.

At the closing of the Business Combination, the newly-created entity is to be named Hyperliquid Strategies Inc (“HSI”), which is expected to hold approximately 12.6 million HYPE tokens, representing $583 million in value (based on the spot price of HYPE shortly before the signing of the Business Combination Agreement) and gross cash invested of at least $305 million, for a total assumed closing value of $888 million. The transaction includes participation by prominent strategic investors, including Paradigm, Galaxy Digital, Pantera Capital, D1 Capital, Republic Digital, and 683 Capital. HSI is expected to remain listed on the Nasdaq Capital Market (“Nasdaq”) under a new ticker symbol and become a public cryptocurrency treasury company upon the closing of the Business Combination.

In addition to the $583 million of HYPE value contributed, the gross cash proceeds of $305 million at the closing of the Business Combination will enable HSI to acquire significantly more HYPE, creating one of the top strategic reserves of the HYPE token. Additionally, upon closing of the Business Combination, Bob Diamond, Co-founder and CEO of Atlas, will be named Chairman of the Board and David Schamis, CIO and Co-founder of Atlas, will be named Chief Executive Officer of HSI. The parties also expect to appoint a new Chief Financial Officer and that new members will be added to the Board, including Eric Rosengren, former President of the Boston Fed, in addition to two of Sonnet’s current independent directors.

At the closing of the Business Combination, HSI will enter into a Sponsor Advisory Agreement (“SAA”) with Rohrshach to help expand the Company’s business operations through the integration of HYPE into its treasury management strategy.

Bob Diamond commented, “We are delighted by this opportunity to partner with Sonnet in establishing a leading crypto treasury management strategy to ultimately deliver strong value to shareholders. We believe HYPE and the Hyperliquid protocol represent a truly differentiated offering within the digital asset space. We believe Hyperliquid Strategies will be well placed to maximize these opportunities because of our unique team of investors and operators with deep, relevant crypto and financial services experience.”

Matt Huang, Co-founder of Paradigm added, “Hyperliquid has broken out as a crypto project with real fundamentals: strong core contributors, exacting product quality, and meteoric growth. We hear lots of institutional demand for exposure to Hyperliquid, yet the native token HYPE is difficult to access in the United States. We are excited about this treasury strategy, which we believe will contribute to the Hyperliquid ecosystem in many ways over time.”

Raghu Rao, Sonnet’s Interim Chief Executive Officer commented, “Following a thorough review, we believe this proposed combination with Rorschach provides us with a unique and exciting opportunity. We will be able to capitalize on the recent advancements around digital assets and equip Sonnet with funding to potentially realize the future value of our existing biotech assets. We believe this transaction and the strategic options it provides offer Sonnet and our shareholders with an innovative path forward and the potential for significant value creation.”

Nailesh Bhatt, Chairman of the Board of Directors of Sonnet added, “On behalf of the Sonnet Board, we are incredibly grateful to Raghu for stepping in as interim CEO and spearheading the operational and strategic efforts despite the turbulent times. We believe this transaction holds a lot of promise and opportunity, and we are dedicatedly working to bring it to fruition. Raghu along with the rest of the leadership at Sonnet attributed significant efforts into determining the best path forward and we believe this transaction clearly represents just that. We are excited for the next phase ahead and look forward to optimizing value for all stakeholders.”

In connection with the signing of the Business Combination Agreement, Sonnet will raise an aggregate $5.5 million in a private placement to accredited investors through the issuance and sale of shares of non-voting convertible preferred stock and warrants to purchase shares of common stock of Sonnet. The private placement is expected to close on July 14, 2025. In addition, the $2.0 million principal amount of convertible notes sold by Sonnet in June 2025 will convert into the shares of convertible preferred stock and warrants at the closing of the private placement. The net proceeds from the raises will be used by Sonnet for general corporate purposes and working capital requirements, including the continued development of its biotech assets and funding transaction expenses related to the Business Combination.

In parallel with its new cryptocurrency treasury strategy, following the completion of the potential Business Combination, Sonnet will operate as a wholly owned subsidiary of HSI and will continue focusing on existing assets and business lines, including the development of SON-1010, while disposing of other assets. In relation to its biotech assets, common shareholders and certain other holders of equity securities of record in Sonnet will receive a CVR at the closing of Business Combination. Sonnet continues to engage in commercial partnering discussions focused on its biotech assets.

Before factoring in any additional financings, it is expected that current owners of Rorschach and other new investors at closing will own approximately 98.8% of HSI and the legacy stockholders of SONN, including the PIPE and bridge investors, will own the remaining approximately 1.2%.

The Business Combination Agreement has been approved by the governing boards of both companies and is subject to approval by Sonnet stockholders and other customary closing conditions. The closing of the Business Combination is expected to occur in the second half of this year.

Chardan is acting as sole placement agent to the transaction and exclusive financial advisor to Rorschach in connection with the transaction. Greenberg Traurig, LLP is serving as legal counsel to Rorschach in connection with the transactions and Lowenstein Sandler LLP is serving as legal counsel to Sonnet. Lucid Capital Markets, LLC is providing a fairness opinion to Sonnet’s board of directors.

The securities described above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and, along with the shares of common stock issuable upon exercise, have not been registered under the 1933 Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements.

About the HYPE Token

HYPE is the native token of the Hyperliquid layer one blockchain and is used in Hyperliquid’s custom consensus algorithm, HyperBFT. The Hyperliquid stack has two broad components: HyperCore and HyperEVM. HyperCore includes fully on-chain perpetual futures and spot order books with ~200K orders / second currently being supported. HyperEVM is a general-purpose smart contract platform that makes the liquidity and financial primitives of HyperCore available to users and builders. As of July 6th, 2025, HYPE has become the 13th-largest cryptocurrency by market capitalization per Forbes.

About Sonnet BioTherapeutics, Inc.

Sonnet BioTherapeutics, Inc. is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bifunctional action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. Sonnet’s FHAB was designed to specifically target tumor and lymphatic tissue, with an improved therapeutic window for optimizing the safety and efficacy of immune modulating biologic drugs. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies, and vaccines.

For more information, please visit Sonnetbio.com.

About Atlas Merchant Capital LLC

Atlas Merchant Capital LLC was founded to participate in compelling market opportunities in the financial services sector. Based in New York and London, Atlas Merchant Capital was founded by Bob Diamond and David Schamis, who, together with their partners, form a complementary partnership with extensive operating and investing expertise across the financial services landscape.

For more information, please visit www.atlasmerchantcapital.com.

About Paradigm Operations LP

Paradigm is a research-driven crypto investment firm that funds companies and protocols from their earliest stages, often when there’s no more than an idea. The firm was founded in 2018 by Matt Huang and Fred Ehrsam on the belief that crypto is driving one of the most important technical and economic shifts of our time, as money, a financial system, and a new internet platform.

For more information, please visit www.paradigm.xyz.

Important Information and Where to Find It

In connection with the Business Combination, Sonnet, Rorschach expect that a registration statement on Form S-4 will be filed with the SEC, containing a preliminary proxy statement for Sonnet’s stockholders that will also constitute a preliminary prospectus of HSI, the securities of which are expected to be listed on Nasdaq upon consummation of the Business Combination. After the registration statement is declared effective, Sonnet will mail a definitive proxy statement/prospectus to Sonnet’s stockholders. Sonnet and Rorschach urge investors, stockholders and other interested persons to read, when available, the proxy statement/prospectus, as well as other documents filed with the SEC, because these documents will contain important information about the proposed business combination transaction. Sonnet’s stockholders will be able to obtain a free copy of the proxy statement/prospectus (when available) and other documents filed with the SEC by Sonnet or HSI, without charge, by directing a request to: dongriffith@sonnetbio.com. These documents, once available, can also be obtained, without charge, at the SEC’s web site (http://www.sec.gov).

For more information regarding the proposed Business Combination and related transactions, please see Sonnet’s Current Report on Form 8-K filed with the SEC on July 14, 2025

Participants in the Solicitation

Sonnet, Rorschach, HSI and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of Sonnet stockholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of Sonnet’s directors in its Annual Report on Form 10-K for the fiscal year ended September 30, 2024, which was filed with the SEC on December 17, 2024. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Sonnet’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the Business Combination when available. Information concerning the interests of Sonnet’s and Rorschach’s participants in the solicitation, which may, in some cases, be different than those of Sonnet’s and Rorschach’s equity holders generally, will be set forth in the proxy statement/prospectus and other relevant materials to be filed with the SEC relating to the Business Combination when they become available. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the U.S. federal securities laws with respect to the Business Combination involving Sonnet and Rorschach, including expectations, hopes, beliefs, intentions, plans, prospects, financial results or strategies regarding Sonnet, Rorschach, HSI and the Business Combination and statements regarding the anticipated benefits and timing of the completion of the Business Combination, the assets held by Rorschach, the price and volatility of HYPE tokens, HSI’s listing on any securities exchange, the macro and political conditions surrounding HYPE tokens and cryptocurrency generally, HSI’s planned business strategy, use of proceeds of the Business Combination, objectives of management for future operations of HSI, the upside potential and opportunity for investors, HSI’s plan for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, technological and market trends, future financial condition and performance and expected financial impacts of the Business Combination, the satisfaction of closing conditions to the Business Combination, the CVR, and other expectations, intentions, strategies, assumptions or beliefs of the parties to the Business Combination about future events, results of operations or performance or that do not solely relate to historical or current facts. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “potential,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events or conditions that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including, but not limited to: the risk that the Business Combination may not be completed in a timely manner or at all; the failure by the parties to satisfy the conditions to the consummation of the Business Combination, including the approval of Sonnet’s shareholders; failure to realize the anticipated benefits of the Business Combination; the failure of HSI to obtain or maintain the listing of its securities on any securities exchange after closing of the Business Combination; costs related to the Business Combination and as a result of becoming a public company; changes in business, market, financial, political and regulatory conditions; risks relating to HSI’s anticipated operations and business, including the highly volatile nature of the price of HYPE tokens; the risk that HSI’s stock price will be highly correlated to the price of HYPE tokens and the price of HYPE tokens may decrease between the signing of the Business Combination Agreement and the closing of the Business Combination or at any time after the closing of the Business Combination; risks related to increased competition in the industries in which HSI will operate; risks relating to significant legal, commercial, regulatory and technical uncertainty regarding HYPE tokens; risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; risks that after consummation of the Business Combination, HSI experiences difficulties managing its growth and expanding operations; challenges in implementing HSI’s business plan including HYPE token-related financial and advisory services, due to operational challenges, significant competition and regulation; the outcome of any potential legal proceedings that may be instituted against Sonnet, Rorschach, HSI or others following announcement of the Business Combination, and those risk factors discussed in documents that Sonnet has filed, or that will be filed by Sonnet and/or HSI, with the SEC.

Investor Relations Contacts

Sonnet BioTherapeutics, Inc.

JTC Team, LLC

Jenene Thomas

908-824-0775

SONN@jtcir.com

Atlas Merchant Capital LLC

Alexandros Papadopoulos

212-883-4246

Alexandros@atlasmerchantcapital.com

Media Contacts

Anthony Silverman, Apella Advisors

+44 (0)7818 036 579

ads@apellaadvisors.com